Exhibit 99.1
Veoneer Provides Update to First Quarter 2020 and Current Market Situation
Stockholm, Sweden, March 20, 2020 - Given the rapid changes in the market caused by the effects of the coronavirus outbreak, Veoneer Inc. (NYSE: VNE and SSE: VNE SDB), updates indications of its first quarter 2020, current business situation and short term response actions.
•Health and operational crisis management teams have been activated since February, and are working continuously, taking the appropriate actions. In this time of crisis and uncertainty health and safety is our first priority.
•First quarter sales are expected to see limited negative impact from the coronavirus outbreak, mainly from the second half of March, and are expected to be in the range of $350 million to $370 million, including sales from VNBS Asia for January. Underlying sales for January and February were stronger than anticipated, despite negative effects from the initial coronavirus outbreak in China.
•Cash balance at the end of February of around $970 million, up from $894 million at year-end 2019, following the previously-announced completion of the sale of our Asian brake control business (VNBS Asia) on February 3.
•New order intake through the end of February was around $160 million average annual sales, however due to the current situation we expect order intake activity in March to be limited.
•OEM production downtime or lower production rates are expected in Europe and North America for the next 2 to 4 weeks commencing in mid-March. We are adjusting our production according to customer demand and local government initiatives, and anticipate that our production facilities in Europe and North America will operate in the range of 20 to 30% of capacity during this 2-4 week period, including potential temporary facility closures. It is highly uncertain how long the production reductions will last.
•Our Asian business is recovering and our manufacturing facility and engineering center in China are operating at increasingly high levels and general local business activity is increasing.
•As an extension to the “Market Adjustment Initiatives” launched during Q1’19, Veoneer intends to take further actions to preserve cash and focus on its core product portfolio and customer launches, including:
◦Reductions in professional services,
◦Adjusting to market conditions in direct labor and production overheads,
◦Reductions in SG&A,
◦Focus on all actions that are not driving up-front cost,
◦Cuts in discretionary spending,
◦Capital expenditure reductions.
•Through these actions we expect to improve the current run rate of cash flow before financing activities during the remainder of the year, achieved improvements could potentially not suffice to offset the effects of the coronavirus outbreak.
•The strategic reviews of the priorities for Zenuity, our software joint venture with Volvo Cars and our North American Brake control business (VBS), have been accelerated and we expect to reach a conclusion shortly.
•The major customer launches in year 2020 are mainly progressing according to plan, however volumes and timing are currently difficult to estimate due to the unpredictability caused by the coronavirus outbreak. Veoneer sales growth is increasingly driven by new vehicle launches and increasing content per vehicle, rather than light vehicle production levels.
•It is too early to detail the negative effects from the coronavirus outbreak to our full year 2020 outlook. We intend to provide further updates to the full year expectations at the time of our Q1’20 earnings release on April 24.
“This is in many ways an unprecedented situation, signified by very rapid changes and everyone’s health and safety is our first priority”, said Jan Carlson, Chairman, President and CEO. “We are working in rapid response mode, to meet customer demand while running effective operations, reducing costs and preserving our core RD&E to build for the future. With the support of

Exhibit 99.1
our associates, customers, suppliers and shareholders, Veoneer is determined to come through this crisis as an even stronger company”, added Carlson.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 13.00 CET on March 20, 2020. Inquiries - Company Corporate website www.veoneer.com.
For more information please contact:
Thomas Jönsson, EVP Communications & IR, tel +46 (0)8 527 762 27
Ray Pekar, Investor Relations, tel +1 (248) 794-4537
Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Founded in 2018, Veoneer builds on a heritage of close to 70 years of automotive safety development. Headquartered in Stockholm, Sweden, Veoneer has 9,200 employees in 13 countries. In 2018, sales amounted to $2.2 billion. Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.
Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veoneer, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market, the impacts of the coronavirus (COVID-19) on the Company’s financial condition and business operations; the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; work stoppages or other labor issues; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.